                                                                      Exhibit 11


                               G&L Realty Corp.
                       Computation of Per Share Earnings
                          Annual Report on Form 10-K
                               December 31, 1998
                     (In thousands, except per share data)

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
                                                            Three Months Ended                     Year Ended
                                                                December 31,                      December 31,
                                                        --------------------------          -----------------------
                                                          1998               1997             1998            1997
                                                        -------             ------          -------         -------
Net (Loss) Income                                       $(3,054)            $2,181          $ 4,343         $ 6,561

Less: Preferred Dividends
 10.25% Series A Cumulative Preferred                      (958)              (958)          (3,832)         (2,094)
  9.8% Series B Cumulative Preferred                       (845)              (781)          (3,380)           (781)
                                                        -------             ------          -------         -------
Net (loss) income available to common
 shareholders                                           $(4,857)            $  441          $(4,857)        $ 3,686
                                                        =======             ======          =======         =======
Options outstanding                                         214                244              214             244
                                                        =======             ======          =======         =======
Weighted average exercise price                         $ 14.49             $14.25          $ 14.49         $ 14.25
                                                        =======             ======          =======         =======
Proceeds upon exercise price                            $ 3,094             $3,477          $ 3,094         $ 3,477
                                                        =======             ======          =======         =======
Treasury stock shares                                       191                153              171             164
                                                        =======             ======          =======         =======
Common share equivalents                                     23                 91               43              80
Average shares outstanding                                4,030              4,020            4,092           4,049
                                                        -------             ------          -------         -------
Total common and common share equivalents
 outstanding                                              4,053              4,111            4,135           4,129
                                                        =======             ======          =======         =======

Per share earnings data:
------------------------

Basic                                                   $ (1.21)            $ 0.19          $ (0.70)        $  0.91
                                                        =======             ======          =======         =======
Fully diluted                                           $ (1.21)            $ 0.19          $ (0.70)        $  0.89
                                                        =======             ======          =======         =======
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